CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Margery B. Myers Vice President, Corporate Communications and Public Relations (781) 741-4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS FOURTH
QUARTER AND FULL YEAR RESULTS
- Fourth Quarter Earnings Per Share Increased 32% to $0.37
- Fiscal Year Earnings Per Share Increased 10% to $1.72
- Company Currently Expects to Close J. Jill Acquisition in the Second Quarter of 2006
     Hingham, MA, March 2, 2006— The Talbots, Inc. (NYSE:TLB) today announced results for the thirteen-week and fifty-two week periods ended January 28, 2006, compared to the thirteen-week and fifty-two week periods ended January 29, 2005.
     Net income for the fourth quarter was $19.8 million, compared to $15.4 million for the fourth quarter of fiscal 2004. Earnings per share for the period increased 32% to $0.37 per diluted share, compared to $0.28 per diluted share for the same period last year.
     Total Company sales in the fourth quarter increased 3% to $486.2 million, compared to $470.7 million last year. Retail store sales increased 3% to $414.1 million from $401.0 million last year. Comparable store sales increased 1.6% for the thirteen-week period ended January 28, 2006. Direct marketing sales increased 3% to $72.1 million from $69.7 million in the prior year period.
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2
     For the fifty-two week period, net income was $93.2 million versus $95.4 million reported last year. Last year’s net income included a $7.8 million tax benefit or $0.14 per share. Excluding the tax benefit, last year’s net income was $87.5 million. Earnings per diluted share were $1.72 this year compared to $1.70 reported last year, a 1% increase. Excluding the tax benefit, last year’s earnings per share were $1.56 compared to $1.72 this year, reflecting a 10% increase.
     Total Company sales increased 7% to $1,808.6 million versus $1,697.8 million last year. Retail store sales increased 6% to $1,543.6 million from $1,454.7 million in fiscal 2004. Included in retail store sales was an increase in comparable store sales of 2.6% for the fifty-two week period. Direct marketing sales, including catalog and Internet, increased 9% to $265.0 million compared to $243.1 million last year.
     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We are delighted to have achieved a 32% increase in our fourth quarter earnings per diluted share over last year, driven by positive comparable store sales growth. Our strong inventory management also contributed to this healthy performance, resulting in earnings per share at the high end of our expectations and a penny above the First Call consensus estimate.”
     “For the full year, we reported earnings per share of $1.72, a 10% increase over last year’s $1.56, excluding the tax benefit of $0.14 per share realized in fiscal 2004. We saw solid sales growth in both our comparable stores and in our direct marketing business. Among the strongest performers were our Talbots Woman large size and Talbots Kids concepts, both delivering consistently healthy sales growth throughout the year,” continued Mr. Zetcher.
     “Regarding our store expansion plan, we opened 50 new stores in 2005, ending the year with a total of 1,083. Specifically, our openings included 22 Talbots Misses stores, 18 Talbots Woman stores, eight Talbots Petite stores, one Talbots Collection store and one Talbots Mens store. We currently plan to open approximately 50 new stores in fiscal 2006 as well.”
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3
     “Overall, we made solid progress in 2005, capping off the year with our most important announcement to acquire The J.Jill Group. We believe this merger will greatly benefit Talbots on many levels and will facilitate accelerated growth and profitability over the long term. As previously stated, we currently expect to complete the transaction during the second quarter of 2006. Shortly thereafter, we will look to provide additional information on our outlook for full year 2006 sales and earnings per share.”
     “Looking ahead, we are pleased with our new spring merchandise assortments, which we will be supporting with a comprehensive marketing program. Included are national print and television advertising, a direct mail campaign, as well as a variety of in-store customer events.”
     “At this time, our outlook for first quarter 2006 earnings per share is in the range of $0.61 to $0.65, compared to last year’s record performance of $0.63. This level of earnings per share includes approximately $0.04 in estimated stock option expense for the period. The first quarter 2006 outlook for earnings per share excluding the estimated stock option expense is in the range of $0.65 to $0.69.”
     “In closing, given our strong company fundamentals and significant opportunities for growth, we feel well positioned for on-going success,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, March 2, 2006 at 10:00 am local time to discuss fourth quarter and year-end results. To listen to the live web cast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until March 3, 2006. This call may be accessed by dialing (877) 519-4471, passcode 7082106.
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     Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,084 stores — 536 Talbots Misses stores, including 20 Talbots Misses stores in Canada and three Talbots Misses stores in the United Kingdom; 290 Talbots Petites stores, including four Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 69 Talbots Kids stores; 112 Talbots Woman stores, including three Talbots Woman stores in Canada; 12 Talbots Mens stores; two Talbots Collection store; and 23 Talbots Outlet stores. Its direct marketing operation circulated approximately 48 million catalogs worldwide in fiscal 2005. Talbots on-line shopping site is located at www.talbots.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
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     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the acquisition will not be consummated, the risk that the business will not be successfully integrated, the risk that the cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the effect of regulatory conditions, if any, imposed by regulatory agencies, transaction costs, the reaction of Talbots and J. Jill customers and suppliers to the transaction, diversion of management time on merger-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concept, effectiveness of its Internet site, acceptance of the Company’s fashions including the Company’s 2005 winter and 2006 spring fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, retail economic conditions including consumer spending, consumer confidence, impact on discretionary consumer spending of significantly higher gasoline and energy costs and higher interest rates, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Amounts in thousands except per share data

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005
Net Sales	$486,168	$470,725	$1,808,606	$1,697,843

Costs and Expenses
Cost of sales, buying and occupancy	326,436	327,757	1,153,734	1,093,023
Selling, general and administrative	127,262	117,575	502,724	462,705

Operating Income	32,470	25,393	152,148	142,115

Interest
Interest expense	1,310	910	4,480	2,616
Interest income	483	104	1,374	506

Interest Expense — net	827	806	3,106	2,110

Income Before Taxes	31,643	24,587	149,042	140,005

Income Taxes	11,866	9,208	55,891	44,639

Net Income	$19,777	$15,379	$93,151	$95,366

Net Income Per Share

Basic	$0.38	$0.29	$1.76	$1.73

Diluted	$0.37	$0.28	$1.72	$1.70

Weighted Average Number of Shares of Common Stock Outstanding

Basic	52,447	53,547	52,882	54,969

Diluted	53,598	54,625	54,103	56,252

Cash Dividends Declared Per Share	$0.12	$0.11	$0.47	$0.43

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 28,	January 29,
	2006	2005
Cash and cash equivalents	$103,020	$31,811
Customer accounts receivable — net	209,749	199,256
Merchandise inventories	246,707	238,544
Other current assets	61,185	57,786

Total current assets	620,661	527,397

Property and equipment — net	387,536	405,114
Deferred income taxes	6,407	—
Intangibles — net	111,397	111,397
Other assets	20,143	18,222

TOTAL ASSETS	$1,146,144	$1,062,130

Accounts payable	$85,343	$65,070
Income taxes payable	37,909	27,196
Accrued liabilities	121,205	110,372

Total current liabilities	244,457	202,638

Long-term debt	100,000	100,000
Deferred rent under lease commitments	110,864	109,946
Deferred income taxes	—	5,670
Other liabilities	63,855	55,288
Stockholders’ equity	626,968	588,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,146,144	$1,062,130

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two Weeks Ended
	January 28,	January 29,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$93,151	$95,366
Depreciation and amortization	90,127	85,109
Deferred and other items	7,825	23,773
Changes in:
Customer accounts receivable	(10,494)	(16,502)
Merchandise inventories	(8,167)	(67,784)
Accounts payable	20,685	14,338
Income taxes payable	10,717	12,090
All other working capital	7,594	8,833

	211,438	155,223

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(72,684)	(92,668)

	(72,684)	(92,668)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from options exercised	7,731	7,345
Cash dividends	(25,334)	(23,859)
Purchase of treasury stock	(49,993)	(99,986)

	(67,596)	(116,500)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	51	101

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	71,209	(53,844)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	31,811	85,655

CASH AND CASH EQUIVALENTS, END OF YEAR	$103,020	$31,811

The Talbots Inc, and Subsidiaries
Reconciliation of GAAP Net Income and Earnings Per Share to
Net Income and Earnings Per Share Excluding Tax Benefit
(Amounts in Thousands except per share data)
In the second and third quarters of the Company’s fiscal 2004, the Company realized certain tax benefits following a positive resolution with the Joint Committee on Taxation of certain prior years’ income tax issues. The Company believes these tax benefits make year-over-year comparisons of financial results difficult. Thus, the Company is reconciling its 2004 financial results as reported under GAAP to Net Income and Earnings Per Share values excluding these tax benefits.

	Fiscal Year	Fiscal Year
	Ended	Ended
	1/28/2006	1/29/2005
GAAP Net Income	$93,151	$95,366
less tax benefit realized in 2004		(7,835)

Net Income Excluding Tax Benefit	$93,151	$87,531

Increase (decrease) in GAAP Net Income	-2%
Increase in Net Income Excluding Tax Benefit	6%

GAAP Earnings Per Share	$1.72	$1.70
less tax benefit realized in 2004		(0.14)

Earnings Per Share Excluding Tax Benefit	$1.72	$1.56

Increase in GAAP Earnings Per Share	1%
Increase in Earnings Per Share Excluding Tax Benefit	10%